Exhibit 5.1

Simpson Thacher & Bartlett LLP

2475 HANOVER STREET

PALO ALTO, CA 94304

TELEPHONE: +1-650-251-5000

FACSIMILE: +1-650-251-5002

DIRECT DIAL NUMBER	E-MAIL ADDRESS

April 30, 2020

Microsoft Corporation

One Microsoft Way

Redmond, Washington 98052-6399

Ladies and Gentlemen:

We have acted as counsel to Microsoft Corporation, a Washington corporation (the “Company”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company on April 30, 2020 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended. Upon the terms and subject to the conditions set forth in the prospectus contained in the Registration Statement (the “Prospectus”), the Company is offering to exchange (the “Exchange Offers”) the notes of the Company set forth on Annex I hereto (the “Existing Notes”) for up to $6,250,000,000 in aggregate principal amount of a new series of notes of the Company due 2050 and up to $3,000,000,000 in aggregate principal amount of a new series of notes of the Company due 2060 (together, the “Notes”), as applicable and as set forth on Annex I hereto, and a cash payment. The Notes will be issued under the indenture, dated as of May 18, 2009 (the “Base Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee, as amended and supplemented by a thirteenth supplemental indenture thereto, to be dated as of the date the Notes are first issued (the “Thirteenth Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”).

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Microsoft Corporation	-2-	April 30, 2020

We have examined the Registration Statement, the Base Indenture and the form of the Thirteenth Supplemental Indenture, forms of the Notes and the Dealer Manager Agreement, dated April 30, 2020, between the Company and the dealer managers named therein. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinion hereinafter set forth.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that at the time of execution, authentication, issuance and delivery of the Notes, the Indenture will be the valid and legally binding obligation of the Trustee.

In rendering the opinion set forth below, we have assumed further that, at the time of execution, authentication, issuance and delivery, as applicable, of the Notes, (i) the Company will be validly existing and in good standing under the law of the jurisdiction in which it is organized and the Thirteenth Supplemental Indenture will have been duly executed and delivered by the Company in accordance with its organizational documents and the law of the jurisdiction in which it is organized, (ii) the execution, delivery and performance by the Company of the Indenture will not constitute a breach of violation of its organizational documents or violate the law of the jurisdiction in which it is organized or any other jurisdiction (except that no such assumption is made with respect to the law of the State of New York, assuming there shall not have been any changes in such law affecting the validity or enforceability of the Indenture) and (iii) the execution, delivery and performance, as applicable, by the Company of the Indenture will not constitute a breach or default under any agreement or instrument which is binding upon the Company.

Microsoft Corporation	-3-	April 30, 2020

In rendering the opinion set forth below, we have assumed further that (i) the Registration Statement and any supplements and amendments thereto (including post-effective amendments) will have become effective and will comply with all applicable laws; (ii) the Registration Statement and any supplements and amendments thereto (including post-effective amendments) will be effective and will comply with all applicable laws at the time the Notes are offered or issued as contemplated by the Registration Statement; and (iii) all Notes will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the Prospectus.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, when the Notes have been duly executed, authenticated, issued and delivered in accordance with the Indenture pursuant to the Exchange Offers, the Notes will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

Our opinion set forth above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing. In addition, we express no opinion as to the validity, legally binding effect or enforceability of (a) Section 110 of the Base Indenture or Section 5.4 of the Thirteenth Supplemental Indenture, in each case relating to the separability of provisions of the Indenture or (b) Section 114 of the Base Indenture relating to waivers of rights.

Microsoft Corporation	-4-	April 30, 2020

Insofar as the opinion expressed herein relates to or is dependent upon matters governed by the law of the State of Washington, we have relied, without any independent investigation, upon the opinion of Keith R. Dolliver, Esq., Deputy General Counsel, Corporate, External, and Legal Affairs and Assistant Secretary of the Company, dated the date hereof, filed as an exhibit to the Registration Statement, and our opinion is subject to the qualifications, assumptions, limitations and exceptions set forth therein.

We do not express any opinion herein concerning any law other than the law of the State of New York and, to the extent set forth herein, the law of the State of Washington.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement filed with the Commission and to the use of our name under the caption “Validity of the New Notes” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP

Annex I

Existing Notes	Notes Issued in the Exchange Offers

4.875% Notes due 2043	Notes due 2050

5.300% Notes due 2041	Notes due 2050

4.450% Notes due 2045	Notes due 2050

5.200% Notes due 2039	Notes due 2050

4.250% Notes due 2047	Notes due 2050

4.500% Notes due 2040	Notes due 2050

3.750% Notes due 2043	Notes due 2050

3.750% Notes due 2045	Notes due 2050

4.100% Notes due 2037	Notes due 2050

4.200% Notes due 2035	Notes due 2050

4.750% Notes due 2055	Notes due 2060

4.500% Notes due 2057	Notes due 2060

4.000% Notes due 2055	Notes due 2060

3.950% Notes due 2056	Notes due 2060